EXHIBIT 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction	Ownership Interest

SodaStream Enterprises N.V.	Netherlands Antilles	100%
SodaStream International B.V.	The Netherlands	100%
Soda-Club Worldwide B.V.	The Netherlands	100%
SodaStream GmbH	Germany	100%
SodaStream Industries Ltd.	Israel	100%
SodaStream Israel Ltd.	Israel	100%
SodaStream (Switzerland) AG	Switzerland	100%
SodaStream Österreich GmbH	Austria	100%
SodaStream Australia PTY Ltd.	Australia	100%
SodaStream (New Zealand) Ltd.	New Zealand	100%
SodaStream (SA) (Pty) Ltd.	South Africa	100%
SodaStream USA, Inc.	Delaware (United States)	100%
Soda-Club CO 2 Ltd.	British Virgin Islands	100%
Soda-Club (Europe) Limited	United Kingdom	100%
Soda-Club Switzerland GmbH	Switzerland	100%
Soda-Club (CO 2 ) SA/AG/Ltd.	Switzerland	100%
SodaStream (CO 2 ) SA/AG/Ltd.	Switzerland	100%
Soda-Club (CO 2 ) Atlantic GmbH (LLC)	Switzerland	100%
Soda-Club Worldwide BV Sp. Z.O.O Oddziel w polsce Branch	Poland	100%
SodaStream Worldwide Trading Company Branch	United Kingdom	100%
Soda-Club Worldwide BV Holland Filial (Sweden) Branch	Sweden	100%
Soda-Club Worldwide BV (France) Branch	France	100%
Soda-Club Worldwide BV (Greece) Branch	Greece	100%
SodaStream Direct LLC	Delaware (United States)	100%
Cem Industries S.r.l.	Italy	100%
SodaStream Nordics AB	Sweden	100%
SodaStream International BV Norwegian Branch	Norway	100%
SodaStream Denmark Branch Filial of SodaStream International BV, Holland	Denmark	100%
SodaStream International BV Branch in Finland	Finland	100%